Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion
or $1.84 Per Share
Adjusted earnings of $1.0 billion or $1.83 per share

Highlights

•	$1.8 billion operating cash flow excluding working capital; $1.4 billion including working capital

•	Improved Chemicals Olefins & Polyolefins cash chain margins

•	Sweeny Fractionator One nearing completion

•	Refining utilization at 90 percent; clean product yield of 84 percent

•	Increased quarterly dividend 12 percent to $0.56 per common share

HOUSTON, July 31, 2015 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces second-quarter earnings of $1,012 million, compared with earnings of $987 million in the first quarter of 2015. Adjusted earnings were $1,002 million, an increase of $168 million from the last quarter.

“Our Refining, Chemicals, and M&S businesses delivered a strong quarter, providing solid earnings and cash flow,” said Greg Garland, chairman and CEO of Phillips 66. "We operated well, executed major turnaround activity and progressed our capital projects. We also returned more than $600 million to shareholders through dividends and share repurchases."

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings
	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2015	1st Qtr 2015
Transportation	$65	65	65	65
NGL	8	14	8	14
DCP Midstream	(151)	(12)	(25)	(12)
Midstream	$(78)	67	48	67

Phillips 66's Midstream segment second-quarter adjusted earnings were $48 million, a decrease of $19 million from the first quarter of 2015.

Phillips 66’s Transportation business generated earnings of $65 million during the second quarter, consistent with the first quarter. Volume increases associated with higher refining utilization in the second quarter were offset by a favorable claim settlement in the first quarter.

Earnings from the NGL business were $8 million for the second quarter of 2015. The $6 million decrease from the prior quarter was largely related to seasonally lower propane volumes, as well as lower realized margins.

Phillips 66 Partners (PSXP) contributed $25 million to the Midstream segment's second-quarter earnings. Distributions per limited partner unit increased by 8 percent from the first quarter to $0.40 per unit. Distributions to Phillips 66 from PSXP were up 19 percent in the second quarter, reflecting the impact of its incentive distribution rights.

For the second quarter of 2015, the company’s equity investment in DCP Midstream, LLC (DCP Midstream) had an adjusted loss of $25 million, compared with a $12 million loss in the prior quarter. DCP Midstream's lower results in the quarter were primarily driven by the loss on the sale of its interest in the Benedum gas processing plant located in Texas. Both quarters were negatively impacted by low natural gas and natural gas liquid (NGL) prices.

During the second quarter of 2015, DCP Midstream recognized a partial impairment of goodwill. This impairment was due to the extended downturn in energy prices. As a result, earnings from Phillips 66’s equity investment in DCP Midstream were negatively impacted by $126 million after-tax.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings
	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2015	1st Qtr 2015
Olefins and Polyolefins (O&P)	$267	183	267	183
Specialties, Aromatics and Styrenics (SA&S)	38	26	38	26
Other	(10)	(6)	(10)	(6)
Chemicals	$295	203	295	203

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Second-quarter Chemicals earnings were $295 million, compared with earnings of $203 million in the first quarter of 2015.

During the second quarter, CPChem's Olefins and Polyolefins business contributed $267 million to Phillips 66's Chemicals earnings. The $84 million improvement from the prior quarter was mainly due to increased polyethylene sales volumes on strong product demand and improved O&P cash chain margins, driven by lower ethylene feedstock costs and higher polyethylene sales prices. CPChem's equity affiliate earnings also improved as a result of higher sales prices, as well as increased volumes due to the completion of turnaround activity in the first quarter. Global utilization for O&P was 91 percent during the quarter, up from 87 percent in the first quarter, primarily reflecting reduced turnaround activity. Final insurance recoveries related to CPChem's 2014 Port Arthur ethylene plant outage increased earnings in the second quarter.

CPChem's Specialties, Aromatics and Styrenics business contributed $38 million of earnings in the second quarter, an increase of $12 million from the prior quarter. The increase was primarily due to improved margins at CPChem's SA&S equity affiliates.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings
	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2015	1st Qtr 2015
Refining	$604	538	604	495

Refining adjusted earnings were $604 million in the second quarter, compared with $495 million in the first quarter of 2015.

The increase in earnings was largely driven by improved realized gasoline margins, partially offset by reduced distillate and secondary product margins. Distillate margins declined primarily due to a seasonal reduction in demand, while secondary product margins were down mainly due to higher crude costs. Market capture for the second quarter was 62 percent, reflecting the company's refining configuration that is more heavily weighted toward distillate production than the market indicator. Earnings were also improved by a positive change in foreign currency impacts.

Phillips 66’s worldwide refining crude utilization was 90 percent and clean product yield was 84 percent in the second quarter of 2015. A major turnaround was recently completed at our Humber Refinery in the U.K.

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings
	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2015	1st Qtr 2015
Marketing and Other	$266	254	134	144
Specialties	48	50	48	50
Marketing and Specialties	$314	304	182	194

Marketing and Specialties (M&S) second-quarter adjusted earnings were $182 million, compared with $194 million in the first quarter of 2015.

Adjusted earnings for Marketing and Other were $134 million, a decrease of $10 million from the prior quarter. The business realized strong U.S. margins driven by favorable market conditions and higher volumes; however, earnings were slightly lower than last quarter primarily due to foreign currency impacts. Second-quarter refined product exports were 143,000 barrels per day (BPD), up 57,000 BPD primarily due to favorable distillate export economics combined with increased refinery throughput in the Gulf Coast.

Phillips 66’s Specialties businesses generated earnings of $48 million during the second quarter, in line with the first quarter.

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings
	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2015	1st Qtr 2015
Corporate and Other	$(123)	(125)	(127)	(125)

Corporate and Other adjusted costs were $127 million after-tax in the second quarter, consistent with the first quarter of 2015.

Financial Position, Liquidity and Return of Capital

During the second quarter, Phillips 66 generated $1.4 billion of cash from operations. Excluding working capital changes, operating cash flow was $1.8 billion. Total cash distributions from CPChem were $873 million. Capital expenditures and investments totaled $1.2 billion, primarily supporting execution of the Midstream growth strategy.

Phillips 66 returned $636 million to shareholders in the form of $302 million in dividends and $334 million in repurchases of 4.2 million shares of common stock. Since July 2012, the company has repurchased 83 million shares for $5.6 billion and increased its quarterly dividend by 180 percent to $0.56. Phillips 66 ended the quarter with 538 million shares outstanding and $1.4 billion of remaining capacity under its current share repurchase authorization.

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

	Second Quarter 2015
	Adjusted Phillips 66	Phillips 66 Partners	Phillips 66 Consolidated
Total Debt, $MM	7,865	1,100	8,965
Total Equity, $MM	22,421	802	23,223
Debt-to-capital ratio	26%		28%

Total Cash, $MM	4,985	104	5,089
Net-debt-to-capital ratio	11%		14%

As of June 30, 2015, cash and cash equivalents were $5.1 billion and debt was $9.0 billion, including $1.1 billion at Phillips 66 Partners. The company's debt-to-capital ratio was 28 percent. Excluding Phillips 66 Partners, the debt-to-capital ratio was 26 percent. Additionally, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 14 percent and a year-to-date annualized adjusted ROCE of 13 percent.

Strategic Update

Phillips 66 continues to execute its strategy to grow its higher-valued Midstream and Chemicals businesses and enhance Refining returns, while returning capital to shareholders in the form of dividends and share repurchases.

Phillips 66's 2015 capital budget, which is primarily focused on major Midstream growth projects, is $4.6 billion. Through the end of the second quarter, total capital expenditures were $2.3 billion.

Construction of the 100,000 BPD Sweeny Fractionator One and the 150,000 BPD Freeport LPG Export Terminal continued during the quarter. The fractionator is approximately 90 percent complete, while the LPG Terminal construction is nearly 50 percent complete. Both projects are on schedule and on budget with startup expected in the fall of 2015 and the second half of 2016, respectively.

The company is also participating in joint ventures to develop the approximately 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) system. The project is approximately 20 percent complete, with commercial operations expected to begin in the fourth quarter of 2016.

In July, Phillips 66 announced it has formed a joint venture with Energy Transfer and Sunoco Logistics to build the Bayou Bridge pipeline that will deliver crude oil from Phillips 66's and Sunoco Logistics' terminals in Nederland, Texas to Lake Charles. The joint venture will also launch an expansion open season for service to the market hub in St. James, Louisiana in the third quarter of 2015. The first segment of the pipeline to Lake Charles is expected to begin commercial operations in 2016.

In Chemicals, CPChem began operating its 220 million-pound-per-year normal alpha olefins (NAO) expansion project at its Cedar Bayou facility in June 2015. The NAO unit continues to ramp up and is expected to achieve target production in the third quarter of 2015. Additionally, construction of CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is approximately 50 percent complete, with startup expected in mid-2017. This $6 billion project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's U.S. olefins and polyolefins capacity by approximately one-third.

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2015			2014
	First Quarter	Second Quarter	Six Months	Second Quarter	Six Months
Midstream	$67	(78)	(11)	108	296
Chemicals	203	295	498	324	640
Refining	538	604	1,142	390	696
Marketing and Specialties	304	314	618	162	299
Corporate and Other	(125)	(123)	(248)	(121)	(202)
Discontinued Operations	—	—	—	—	706
Phillips 66	$987	1,012	1,999	863	2,435

Adjusted Earnings
	Millions of Dollars
	2015			2014
	First Quarter	Second Quarter	Six Months	Second Quarter	Six Months
Midstream	$67	48	115	108	296
Chemicals	203	295	498	324	640
Refining	495	604	1,099	390	696
Marketing and Specialties	194	182	376	162	299
Corporate and Other	(125)	(127)	(252)	(121)	(202)
Phillips 66	$834	1,002	1,836	863	1,729

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $50 billion of assets as of June 30, 2015. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Kevin Mitchell (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297
kevin.mitchell@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, adjusted effective tax rate, operating cash flow excluding working capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

	Millions of Dollars
	Except as Indicated
	2015		2014
	1Q	2Q	2Q
Reconciliation of Earnings to Adjusted Earnings

Consolidated
Earnings	$987	1,012	863
Adjustments:
Asset dispositions	(115)	(132)	—
Impairments by equity affiliates	—	126	—
Pending claims and settlements	(38)	(4)	—
Adjusted earnings	$834	1,002	863

Earnings per share of common stock (dollars)	$1.79	1.84	1.51
Adjusted earnings per share of common stock (dollars)	$1.51	1.83	1.51

Midstream
Earnings	$67	(78)	108
Adjustments:
Impairments by equity affiliates	—	126	—
Adjusted earnings	$67	48	108

Refining
Earnings	$538	604	390
Adjustments:
Asset dispositions	(5)	—	—
Pending claims and settlements	(38)	—	—
Adjusted earnings	$495	604	390

Marketing and Specialties
Earnings	$304	314	162
Adjustments:
Asset dispositions	(110)	(132)	—
Adjusted earnings	$194	182	162

Corporate and Other
Earnings (loss)	$(125)	(123)	(121)
Adjustments:
Pending claims and settlements	—	(4)	—
Adjusted earnings (loss)	$(125)	(127)	(121)

Phillips 66 Reports Second-Quarter Earnings of $1.0 Billion (Adjusted Earnings of $1.0 Billion)

Millions of Dollars
2Q
2015
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,759
Changes in working capital	(332)
Net Cash Provided by Operating Activities	$1,427

Millions of Dollars
2015 YTD
Phillips 66 - ROCE
Numerator
Net income	$2,022
After-tax interest expense	107
GAAP ROCE earnings	2,129
Special items	(163)
Adjusted ROCE earnings	$1,966

Denominator
GAAP average capital employed*	$31,454

Annualized Adjusted ROCE (percent)	13%
Annualized GAAP ROCE (percent)	14%
*Total equity plus total debt.